Summary Translation	Exhibit 4.71

Maximum Pledge Contract

Contract No.:2010JIYINZUIQUANZHIZIDI1014378

Pledgor：Hebei Chuangjie Trading Co., Ltd

Pledgee：CITIC Shijiazhuang Branch

Signing Date：July 16, 2010

Definition of Pledge：

To ensure multiple loans Party B (Pledgee) has lent to Shijie Kaiyuan Auto Trade Co., Ltd., Hebei Shengrong Kaiyuan Auto Parts Co., Ltd., and Hebei Chuangjie Trading Co., Ltd, Party A (Pledgor) is willing to provide the Maximum Pledge Guarantee hereunder for Party B.

Maximum Amount: RMB 377, 000,000

Pledge Term：From July 16, 2010 to July 16, 2011

Collateral: The assets Party A pledges to Party B as Collateral are listed in Maximum Pledge Contract (No.2010JIYINZUIQUANZHIZIDI1014378-001). The appraised value of the Collateral is RMB 707,172,720.